EXHIBIT 99



List of Pending Cases

         Reference is made to the disclosure in Exhibit 99 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 under the heading "List of Pending Cases". In addition to those proceedings previously reported, Registrant has been named as a defendant in the following proceedings:

         Eiser v. The American Tobacco Company, et al., Court of Common Pleas of Philadelphia County, Philadelphia, March 30, 1999;

         Iacono, A. v. The American Tobacco Company, et al., Supreme Court, Kings County, New York, August 20, 1997 (formerly reported under caption "Mednick");

         Mason v. American Brands, Inc. n/k/a Fortune Brands, Inc. et al., Iowa District Court, Polk County, March 12, 1999;

         Miller, A v. Brown & Williamson Tobacco Corporation, et al., Circuit Court, Kanawha County, West Virginia, January 26, 1999;

         Republic of Panama v. The American Tobacco Company, et al., Civil District Court for the Parish of Orleans, New Orleans, Louisiana, August 25, 1998; and

         Republic of Venezuela, by and through its Attorney General, Juan Nepomuceno Garrido v. Philip Morris Companies, et al., Circuit Court of The Eleventh Judicial Circuit, Miami-Dade County, Florida, January 27, 1999.

List of Terminated Cases

         The following proceedings of the above types have been terminated and not previously reported as such:

         Rose, N. v. The American Tobacco Company, et al., which was previously pending in the Supreme Court of New York, New York County, and instituted on December 18, 1996, was dismissed by order of the trial court on September 18, 1998.